                       EXHIBIT 99
Release:     On receipt, November 30, 2017
Media Contact:    Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal joins Nasdaq

(Des Moines, Iowa) - Principal Financial Group® (NYSE: PFG) today announced that it will move its stock exchange listing to the Nasdaq Global Select Market, effective after market close on December 15, 2017. Principal® shares will continue to trade under the existing “PFG” ticker symbol. Principal has been listed on the New York Stock Exchange since going public in October 2001. This change is expected to be seamless for Principal shareholders.

“Our move to Nasdaq is consistent with our evolution as a company, with technology and innovation enhancing our ability to develop new solutions, deliver a better customer experience and put people on the path to financial security,” said Dan Houston, chairman, president and CEO of Principal. “Our partnership with Nasdaq also provides a number of benefits including best in class investor relations services, greater brand visibility and marketing power.”

“As a company that values ambition and dedication to helping their clients live better lives, Principal embodies the foundation and mission in all Nasdaq-listed companies,” said Adena Friedman, Nasdaq President and CEO. “We look forward to working with and supporting Principal as it joins our family of the world’s most admired companies.”

About Principal®[1]
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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[1] Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.